Exhibit 99.1

P.F. CHANG’S CHINA BISTRO, INC.

P.F. Chang’s reports updated fourth quarter earnings guidance

SCOTTSDALE, ARIZONA (January 11, 2008) P.F. Chang’s China Bistro, Inc. (NASDAQ: PFCB) today reported updated estimates of consolidated earnings per share for the fourth quarter ended December 30, 2007 of $0.32 to $0.34 based on preliminary unaudited results, excluding an estimated charge of $0.08 related to the Company’s Taneko Japanese Tavern as discussed below ($0.24 to $0.26 per share including such charge). These revised estimates are $0.09 to $0.11 above previously reported fourth quarter earnings guidance of $0.23 per share.

As previously announced, the Company exceeded its revenue forecast for the fourth quarter by approximately $7 million, with the majority of the increase resulting from better than anticipated December activity. This incremental revenue enabled the Company to achieve improved leverage of its fixed operating expenses and reverse some of the cost pressure trends that were experienced during the first two periods of the quarter, accounting for roughly half of the favorable variance. In addition, the Company experienced favorable group medical and workers’ compensation adjustments resulting from better than expected claims development. Because the majority of these adjustments relate to prior periods’ claims, the Company does not expect to see similar adjustments going forward.
A higher annual effective tax rate resulting from greater than expected full-year pre-tax income is also reflected in these updated estimates.

As referenced above, the Company expects to record an approximate $0.08 per share charge related to the assets of its Taneko Japanese Tavern restaurant during the fourth quarter ended December 30, 2007. After accounting for the anticipated charge related to Taneko, consolidated earnings per share for the fourth fiscal quarter is expected to total approximately $0.24 to $0.26 per share. As announced yesterday, the Company has a memorandum of understanding with longtime Dallas restaurateur Jack Baum, for a sale of its sole Taneko Japanese Tavern restaurant. Under the proposed deal, Taneko’s current management team will partner with Jack Baum’s restaurant management company, Food, Friends & Co., on the development and growth of the Taneko business, and the Company will retain a minority interest in the business. Food, Friends & Co. currently operates 13 restaurants in 9 states, including Wapango, Mexico Cantina y Veracruz Cooking, Cozymel’s Mexican Grill and Woodlands.

The Company also today announced that it will be presenting at the Cowen & Company’s 6th Annual Consumer Conference on Tuesday, January 15, 2008 at the Westin Times Square Hotel in New York, NY.  The presentation will begin at 11:30 AM ET.  Investors and interested parties may listen to a live webcast of this presentation by visiting the Company’s website at www.pfcb.com under the investors section.

P.F. Chang’s China Bistro, Inc. owns and operates three restaurant concepts in the Asian niche. P.F. Chang’s China Bistro features a blend of high-quality traditional Chinese cuisine served in a sophisticated, contemporary bistro setting. Pei Wei Asian Diner offers a modest menu of freshly prepared Asian cuisine in a relaxed, warm environment offering attentive counter service and take-out flexibility. Taneko Japanese Tavern features natural, organic and seasonal ingredients highlighting the diverse cooking styles of Japan.

The statements contained in this press release that are not purely historical, including the company’s estimates of its earnings and proposed sale of the Taneko Japanese Tavern store, are forward-looking statements. The accuracy of these forward-looking statements may be affected by certain risks and uncertainties, including, but not limited to, the company’s ability to locate acceptable restaurant sites; open new restaurants and operate its restaurants profitably; the company’s ability to hire, train and retain skilled management and other personnel; the company’s ability to access sufficient financing on acceptable terms; changes in consumer tastes and trends; customer acceptance of new concepts; national, regional and local economic and weather conditions; changes in costs related to food, utilities and labor; the ability of the parties to reach agreement on definitive documentation with respect to the sale of the Taneko Japanese Tavern store and other risks described in the company’s recent SEC filings.

Contact: P.F. Chang’s China Bistro, Inc.		(480) 888-3000

Media:	Laura Cherry	laura.cherry@pfcb.com
Investor:	Mark Mumford	mark.mumford@pfcb.com